EXHIBIT 5.1

November 7, 2016

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Re: Registration Statement on Form S-8 Filed by Sprint Corporation

Ladies and Gentlemen:

In my capacity as Vice President for Sprint Corporation, a Delaware corporation (the “Company”), I have acted as counsel for the Company in connection with the registration of 137,247,553 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Sprint Corporation Amended and Restated 2015 Omnibus Incentive (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares, when issued or delivered and sold in accordance with the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

In rendering this opinion, I have assumed (1) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies, and (2) that the signatures on all documents examined by me are genuine and that, where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity (other than on behalf of the Company), the person who affixed such signature to such document had authority to do so.

I am a member of the bar of the States of Arizona, Kansas and Ohio and have not been admitted to the bar of any other jurisdiction. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effects of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion expressed herein I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors, and I have relied as to certain matters of fact, without any independent investigation, inquiry or verification, upon statements or certificates of representatives of the Company and upon statements or certificates of public officials.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

        /s/ Stefan K. Schnopp

Stefan K. Schnopp

Vice President & Corporate Secretary